UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2006

LBI MEDIA HOLDINGS, INC.

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

California

(State or other jurisdiction of incorporation)

333-110122	05-0584918
333-100330	95-4668901
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2006, LBI Media, Inc. and each of its subsidiaries, as guarantors, entered into two new senior credit facilities that amended and restated LBI Media’s prior $220.0 million senior revolving credit facility. Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC were joint lead arrangers for the new senior credit facilities and Credit Suisse, Cayman Islands Branch, will serve as administrative agent for itself and the other lenders.

The new senior credit facilities provide for a $150.0 million senior secured revolving credit facility and a $110.0 million senior secured term loan credit facility. LBI Media has the option to request its lenders to increase the aggregate amount of the senior credit facilities by an amount equal to no more than $50.0 million; however, its lenders are not obligated to do so. The increases under the revolving credit facility and the term loan credit facility, taken together, cannot exceed $50.0 million in the aggregate. Under the revolving credit facility, LBI Media has a swing line subfacility equal to an amount of not more than $5.0 million. Letters of credit are also available to LBI Media under the revolving credit facility. Aggregate letters of credit outstanding at any time may not exceed the lesser of $5.0 million or the available revolving commitment amount. The revolving credit facility and the term loans mature on March 31, 2012.

Scheduled Principal Payments and Interest. LBI Media must pay 0.25% of the original principal amount of the term loans, or $275,000, each quarter commencing on June 30, 2006, plus 0.25% of any additional principal amount incurred in the future under the term loan facility. The revolving loans do not require scheduled principal payments.

Borrowings under the revolving loans and term loans bear interest based on either, at the option of LBI Media, the base rate for base rate loans or the LIBOR rate for LIBOR loans, in each case plus the applicable margin stipulated in the senior credit agreements. The base rate is the higher of (i) Credit Suisse’s prime rate and (ii) the Federal Funds Effective Rate (as published by the Federal Reserve Bank of New York) plus 0.5%. The applicable margin for revolving loans, which is based on LBI Media’s consolidated leverage ratio, will range from 0% to 1.00% per annum for base rate loans and from 1.00% to 2.00% per annum for LIBOR loans. The applicable margin for term loans is 0.50% for base rate loans and 1.50% for LIBOR loans. The applicable margin for any future term loans will be agreed upon at the time those term loans are incurred. Interest on base rate loans is payable quarterly in arrears and interest on LIBOR loans is payable either monthly, bimonthly or quarterly depending on the interest period elected by LBI Media. All amounts that are not paid when due under either the revolving credit facility or term loan facility will accrue interest at the rate otherwise applicable plus 2.00% until such amounts are paid in full.

Commitment Fee. LBI Media pays an annual commitment fee on the unused portion of the revolving credit facility based on its utilization rate of the revolver. If LBI Media borrows less than 50% of the revolving credit commitment, it must pay an annual commitment fee of 0.50% times the unused portion. If LBI Media borrows 50% or more of the total revolving loan commitment, then it must pay an annual commitment fee of 0.25% times the unused portion.

Mandatory Prepayments. LBI Media is required to prepay borrowings under the revolving credit facility or can voluntarily prepay the term loans (or under certain circumstances, is required to make an offer to prepay the term loans), at its option, with:

•	100% of the net cash payments from non-ordinary course asset sales or asset swaps which cause the aggregate net cash payments to exceed $5.0 million in any fiscal year (to the extent such net cash payments exceed $5.0 million) that LBI Media or its subsidiaries has not reinvested (or has decided not to reinvest) in assets in the same line of business within 360 days after receipt of the net cash payments. If LBI Media’s consolidated leverage ratio, after giving effect to the asset sale or asset swap, is less than 6.0 to 1.0 but greater than or equal to 5.0 to 1.0, LBI Media must reinvest or repay (or under certain circumstances offer to repay) only 50% of the amount of such excess net cash payments. LBI Media is not required to reinvest or make any prepayments (or offer to make any prepayments) with net cash payments from non-ordinary course asset sales or asset swaps if its consolidated leverage ratio, after giving effect to the asset sale or asset swap, is less than 5.0 to 1.0; and

•	100% of net cash payments from casualty events which cause the aggregate net cash payments from casualty events to exceed $1.0 million in any fiscal year (to the extent such net cash payments exceed $1.0 million) that LBI Media or its subsidiaries have not used to replace the damage or destruction or to otherwise reinvest in similar assets or in assets in the same line of business (or has decided not to replace or reinvest) within 360 days after receipt of the net cash payments.

All of the above mandatory prepayments that are applied to reduce outstanding amounts under the revolving facility will also permanently reduce the aggregate commitment amount under the revolving credit facility.

In addition, LBI Media is required to prepay borrowings under the revolving credit facility or can voluntarily prepay the term loan facility (or under certain circumstances, is required to make an offer to prepay the term loans), at its option, if the terms of the agreements governing any subordinated indebtedness, including the indentures for LBI Media’s senior subordinated notes and LBI Media Holdings, Inc.’s senior discount notes, or any holding company indebtedness, including LBI Holdings I, Inc.’s 9% subordinated notes, require repayment of such subordinated indebtedness or holding company indebtedness with net cash proceeds from any asset sale. LBI Media must repay (or under certain circumstances offer to repay) 100% of the amount that the agreements governing such subordinated indebtedness or holding company indebtedness would require, and such prepayment on the revolving credit facility may under certain circumstances reduce the revolving loan commitments.

LBI Media is also required to prepay borrowings under the revolving credit facility with 100% of the net cash payments received from the incurrence of any subordinated indebtedness not otherwise permitted by the revolving credit facility, but such prepayment of the revolving credit facility will not reduce the revolving loan commitments.

IPO Proceeds. LBI Media is not required to prepay its revolving credit facility or term loan facility with the net proceeds from an initial public offering of its indirect parent’s common stock. The senior credit facilities will allow LBI Media and its holding companies to use the proceeds, within fifteen months after the completion of the initial public offering, to repay any or all of the LBI Holdings I’s 9% subordinated notes, to redeem, repurchase, prepay or otherwise acquire LBI Media Holdings’ senior discount notes and LBI Media’s senior subordinated notes, including the payment of any premiums and interest on such notes and, to the extent the gross proceeds of such initial public offering exceed $75.0 million, to distribute or pay dividends to the shareholders of LBI Holdings I as of May 8, 2006 in an aggregate amount not exceed $5.0 million. LBI Holdings I is required to contribute substantially all of the net proceeds of the initial public offering (other than the amount used or to be used to repay LBI Holdings I’s 9% subordinated notes and the amount, if any, used or to be used to pay the dividend or distributions to its shareholders not exceeding $5.0 million) to LBI Media Holdings. LBI Media Holdings is required to contribute and/or loan substantially all of the net proceeds of the initial public offering received from LBI Holdings I (other than the amount used or to be used to redeem, repurchase, prepay or otherwise acquire its senior discount notes) to LBI Media.

Voluntary Prepayments. LBI Media may prepay borrowings under the term loan facility or revolving credit facility and reduce revolving commitments at any time at its option subject to a minimum amount of $500,000.

Securities and Guarantees. The loans under the new senior credit facilities are secured by a lien on substantially all of LBI Media’s tangible and intangible property, including accounts receivable, inventory, equipment, and intellectual property, and by a pledge of all of the shares of stock, partnership interests and limited liability company interests of LBI Media’s direct and indirect subsidiaries, of which it now owns or later acquires more than a 50% interest or of which it now or later controls.

LBI Media’s obligations under the new senior credit facilities are guaranteed by each of its subsidiaries and the guarantees are secured by substantially all of the assets of its subsidiaries.

Covenants. The senior credit agreements contain customary covenants for senior credit facilities, including restrictions on LBI Media’s and its subsidiaries’ ability to:

•	incur or guaranty additional indebtedness;

•	incur liens and engage in sale-leaseback transactions;

•	engage in mergers, acquisitions and asset sales;

•	make loans and investments;

•	declare and pay dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase debt;

•	transact with affiliates;

•	enter into agreements that would restrict LBI Media’s ability to incur liens or pay dividends or distributions on its capital stock;

•	enter into capital leases;

•	engage in different lines of business; and

•	amend or otherwise alter debt and other material agreements, including LBI Media Holdings’ senior discount notes, LBI Media’s senior subordinated notes and Empire Burbank’s loan described below.

Under LBI Media’s revolving credit facility, LBI Media and its subsidiaries are also restricted in their ability to sell or discount notes and accounts receivable and change the fiscal year. In addition, subject to certain exceptions, LBI Holdings I and LBI Media Holdings are prohibited under the revolving credit facility from incurring additional debt that requires the payment in cash of any principal or interest prior to September 30, 2012, without the consent of lenders with a majority of the revolving loan commitment.

The revolving credit facility also contains financial covenants, including a maximum ratio of total debt (which excludes Empire Burbank’s debt, certain intercompany debt, LBI Media Holdings’ senior discount notes, and LBI Holdings I’s 9% subordinated notes and certain other indebtedness) to EBITDA (as defined in the senior credit facility), a minimum ratio of EBITDA to cash interest expense and a maximum limit on annual capital expenditures. The term loan facility does not contain such financial covenants.

LBI Media and its subsidiaries are allowed under the revolving credit facility to make acquisitions in similar lines of business provided that (i) no default or event of default exists before or after the acquisition, (ii) the agent receives detailed financial statements showing pro forma compliance with the financial covenants of the senior credit facilities, (iii) the business acquired is located in the United States, or after the initial public offering of the common stock of LBI Media’s indirect parent, in the United States, any U.S. territory or Mexico, provided that the aggregate amount of all acquisitions in Mexico cannot exceed $50.0 million, (iv) the lenders with a majority of the revolving line commitment approve any acquisition greater than $75 million prior to the initial public offering of the common stock of LBI Media’s indirect parent or $125.0 million at any time thereafter, and (iv) certain other conditions are met. The term loan facility does not contain such restrictions on acquisitions.

Events of Default. Events of default under the senior credit facilities include, but are not limited to:

•	failure to pay principal when due or interest within three business days after due;

•	material breach of any representation or warranty contained in the loan documents;

•	covenant defaults;

•	cross-defaults or cross-acceleration to other indebtedness, including defaults or acceleration on LBI Media’s senior subordinated notes or LBI Media Holdings’ senior discount notes;

•	events of bankruptcy;

•	the existence of certain ERISA claims or liabilities;

•	a direct or indirect change of control of LBI Media; and

•	loss or material impairment of material licenses.

Certain of the lenders party to the senior credit agreements, as well as certain of their respective affiliates, have performed, and may in the future perform, for LBI Media, LBI

Media’s parent entities and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. and LBI Media, Inc. have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on May 9, 2006.

LBI MEDIA HOLDINGS, INC. LBI MEDIA, INC.

By:	/s/ William S. Keenan
William S. Keenan
Chief Financial Officer